UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                               ODIMO INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67606R107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

===================                                            =================
CUSIP NO. 67606R107                    13G                     Page 2 of 9 Pages
===================                                            =================

================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Strategic Turnaround Equity Partners, L.P. (Cayman)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
================================================================================
                        5     SOLE VOTING POWER

NUMBER OF SHARES              0
                        --------------------------------------------------------
BENEFICIALLY            6     SHARED VOTING POWER

OWNED BY                      0
                        --------------------------------------------------------
EACH                    7     SOLE DISPOSITIVE POWER

REPORTING                     0
                        --------------------------------------------------------
PERSON WITH             8     SHARED DISPOSITIVE POWER

                              0
================================================================================
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 9 pages

===================                                            =================
CUSIP NO. 67606R107                    13G                     Page 3 of 9 Pages
===================                                            =================

================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce Galloway
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
================================================================================
                        5     SOLE VOTING POWER

NUMBER OF SHARES              820,344
                        --------------------------------------------------------
BENEFICIALLY            6     SHARED VOTING POWER

OWNED BY                      0
                        --------------------------------------------------------
EACH                    7     SOLE DISPOSITIVE POWER

REPORTING                     820,344
                        --------------------------------------------------------
PERSON WITH             8     SHARED DISPOSITIVE POWER

                              0
================================================================================
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      820,344
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.45%(1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------
(1) Based on 7,161,923 shares of common stock outstanding as of November 10, 2006, as reported in Form 10-Q filed with the Securities and Exchange Commission on November 14, 2006.


                                Page 3 of 9 pages

===================                                            =================
CUSIP NO. 67606R107                    13G                     Page 4 of 9 Pages
===================                                            =================

================================================================================
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gary Herman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
================================================================================
                        5     SOLE VOTING POWER

NUMBER OF SHARES              0
                        --------------------------------------------------------
BENEFICIALLY            6     SHARED VOTING POWER

OWNED BY                      0
                        --------------------------------------------------------
EACH                    7     SOLE DISPOSITIVE POWER

REPORTING                     0
                        --------------------------------------------------------
PERSON WITH             8     SHARED DISPOSITIVE POWER

                              0
================================================================================
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 9 pages

Item 1(a).        Name of Issuer:

Odimo Incorporated (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

14051 NW 14th Street, Sunrise, FL 33323

Item 2(a).        Name of Person Filing:

Strategic Turnaround Equity Partners, L.P. (Cayman), Bruce Galloway and Gary Herman (Collectively, the "Reporting Persons")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

Strategic Turnaround Equity Partners, L.P. (Cayman): c/o Stuarts Corporate Services, Ltd., P.O. Box 2510 GT, 4th Floor, One Cayman Financial Centre, 36A Dr. Roy's Drive, Georgetown, Grand Cayman, Cayman Island.
Bruce Galloway and Gary Herman: c/o Galloway Capital Management, LLC, 720 Fifth Avenue, 10th Floor, New York, NY 10019

Item 2(c).        Citizenship:

Strategic Turnaround Equity Partners, L.P. (Cayman): Cayman Islands Bruce Galloway: United States
Gary Herman: United States

Item 2(d).        Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e).        CUSIP Number:

67606R107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.


                                Page 5 of 9 pages

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act.

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

            (a)   Amount beneficially owned:

                  Strategic Turnaround Equity Partners, L.P. (Cayman): 0 Bruce Galloway: 820,344
                  Gary Herman: 0

                  Mr. Galloway is a managing member and the majority equity holder of Galloway Capital Management, LLC, a Delaware limited liability company, the general partner of Strategic Turnaround Equity Partners, L.P.(Cayman) ("STEP") Mr. Herman is a managing member of Galloway Capital Management, LLC (Cayman), the general partner of STEP. On November 27, 2006 STEP sold all of the shares of common stock of the Issuer (the "Shares") it owned prior to this date. On December 26, 2006 Mr. Herman sold all of the Shares he owned prior to this date. Prior to these dates, Mr. Galloway and Mr. Herman may have been deemed beneficial owner of the Shares, both of whom disclaimed any beneficial ownership of the Shares held by STEP prior to the dates on which the shares were sold, as aforementioned. .

            (b)   Percent of class:

                  Strategic Turnaround Equity Partners, L.P. (Cayman): 0 Bruce Galloway: 11.45%
                  Gary Herman: 0


                                Page 6 of 9 pages

            Based on 7,161,923 shares of common stock outstanding as of November 10, 2006, as reported in Form 10-Q filed with the Securities and Exchange Commission on November 14, 2006.

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                        Strategic Turnaround Equity Partners, L.P. (Cayman): 0 Bruce Galloway: 820,344
                        Gary Herman: 0

                  (ii)  shared power to vote or to direct the vote:0

                  (iii) sole power to dispose or to direct the disposition of:
                        Strategic Turnaround Equity Partners, L.P. (Cayman): 0 Bruce Galloway: 820,344
                        Gary Herman: 0

                  (iv)  shared power to dispose or to direct the disposition of:
                        0

Item 5.           Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A


                                Page 7 of 9 pages

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 8 of 9 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2007

                        Strategic Turnaround Equity Partners, L.P. (Cayman)

                                By: /s/ Gary Herman
                                    ---------------
                                Name: Gary Herman
                                Title: Managing Member of Galloway
                                Capital Managing, LLC (Cayman), the general
                                partner of Strategic Turnaround Equity Partners, L.P. (Cayman)

                                By: /s/ Bruce Galloway
                                    ------------------
                                    Bruce Galloway

                                By: /s/ Gary Herman
                                    ---------------
                                    Gary Herman


                                Page 9 of 9 pages